Exhibit 4.9

REGISTRATION RIGHTS AGREEMENT, dated as of August 17, 2007, among VERASUN ENERGY CORPORATION, a South Dakota corporation (the “Company”) and the holders of Registrable Securities (as defined below) party hereto (collectively, the “Holders”).

WHEREAS, pursuant to the Unit Purchase Agreement (the “Purchase Agreement”) dated as of July 22, 2007, among ASA Opco Holdings, LLC, ASAlliance Biofuels, LLC (“Parent”), the securityholders of Parent named therein and the Company, the Holders have received shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”); and

WHEREAS, the Company and the Holders desire to provide for certain arrangements with respect to the registration of the Registrable Securities under the Securities Act of 1933, as amended;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

SECTION 1.01. Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person or (b) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Registration Rights Agreement, as it may be amended, supplemented, restated or modified from time to time.

“Business Day” means any day other than a Saturday, a Sunday or a U.S. Federal holiday.

“Company” is defined in the preamble hereto.

“Company Common Stock” is defined in the recitals hereto.

“Company Funded Offering” is defined in Section 1.02(b).

“Demand Request” is defined in Section 1.02(b).

“Disadvantageous Condition” is defined in Section 1.02(a).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Existing Shareholder Agreement” means the Shareholder Agreement dated as of November 30, 2005 by and among the Company and the shareholders of the Company party thereto, as amended from time to time.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Holders” is defined in the preamble hereto.

“Inspectors” is defined in Section 1.04(a)(8).

“Minimum Demand Request Amount” means with respect to any Requesting Holder or Holders, such number of shares of Registrable Securities that have an aggregate minimum market value (based on the closing price on the NYSE on the date preceding the date of the Demand Request) of at least $50 million, before calculation of underwriting discounts and commissions.

“NASD” means the National Association of Securities Dealers, Inc.

“NYSE” means the New York Stock Exchange or any such exchange or quotation system on which the Company Common Stock are then listed for trading.

“Parent” is defined in the recitals hereto.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

“Priority Securities” is defined in Section 1.03(a).

“Proceeding” is defined in Section 1.07(k).

“Purchase Agreement” is defined in the recitals hereto.

“Records” is defined in Section 1.04(a)(8).

“Registrable Securities” means all shares of Company Common Stock received by the Holders pursuant to the Purchase Agreement (including the shares to be held in escrow pursuant to the Purchase Agreement) and any additional shares of Company Common Stock or securities convertible into or exercisable therefore received by the Holders as a result of their ownership of the Registrable Securities; provided, however, that a security shall cease to be a Registrable Security if and when (i) a registration statement with respect to such security becomes effective under the Securities Act and such security is disposed of pursuant to such effective registration statement, (ii) such security is otherwise transferred (other than to an Affiliate of the Holder), if a new certificate or other evidence of ownership for such security not bearing a legend restricting further transfer and not subject to any stop transfer order or other restrictions on transfer is delivered by the Company and subsequent disposition of such security does not require registration or qualification of such security under the Securities Act, and the Company’s outside counsel provides the Holder with an unqualified opinion to such effect, or (iii) such security ceases to be outstanding.

“Registration Expenses” means all fees and expenses incident to the Company’s performance of or compliance with this Agreement, consisting of (i) all SEC, stock exchange, NASD and other registration, listing and filing fees and expenses, (ii) fees and expenses of compliance with securities or blue sky laws, (iii) rating agency fees, (iv) printing expenses, (v) messenger, telephone and delivery expenses, (vi) fees, expenses and disbursements of counsel for the Company, (vii) fees, expenses and disbursements of the Company’s independent certified public accountants, (viii) costs of Securities Act liability insurance (if the Company so desires such insurance), (ix) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement and (x) all internal expenses of the Company incurred in connection with the consummation of the transactions contemplated in this Agreement (including all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit and the fees and expenses incurred in listing the Registrable Securities on any securities exchange); provided, however, that “Registration Expenses” shall not include any fees, expenses or disbursements of any Holder participating in the relevant registration or those of any underwriters, selling brokers or similar professionals, including any discounts, commissions or fees of such underwriters, selling brokers or similar professionals and including any fees, expenses or disbursements of counsel to any such Holder or any such underwriter, selling broker or professional.

“Requesting Holder” is defined in Section 1.02(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Seller” is defined in Section 1.06(a).

“Shelf Registration” means a “shelf” registration statement on an appropriate form pursuant to Rule 415 under the Securities Act (or any successor rule that may be adopted by the SEC).

“Subsidiary” means, with respect to any Person (the “parent”) at any date,

any other Person of which the parent, directly or indirectly, owns equity interests that (i) represent more than 50% of the total number of outstanding common or other residual equity interests (however denominated) of such Person, (ii) represent more than 50% of the total voting power of all outstanding equity interests of such Person which are entitled to vote in the election of directors, managers or other persons performing similar functions for and on behalf of such Person, (iii) are entitled to more than 50% of the dividends paid and other distributions made by such Person prior to liquidation or (iv) are entitled to more than 50% of the assets of such Person or proceeds from the sale thereof upon liquidation.

“Underwriter” is defined in Section 1.06(a).

SECTION 1.02. Shelf Registration Statement; Certain Demand Offering Rights. (a) Shelf Registration Statement. Within 120 days after the date hereof, the Company shall file with the Commission a Shelf Registration relating to the offer and sale of (i) all of the Registrable Securities and (ii) all shares of Company Common Stock that the Company is requested to register under the Existing Shareholder Agreement. Thereafter, the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective within 180 days after the date hereof. The Company shall use its reasonable best efforts to keep the Shelf Registration Statement continuously effective, subject to the other provisions of this Section 1.02(a), in order to permit the prospectus included therein to be lawfully delivered by the Holders of the relevant Registrable Securities, until the second anniversary of the date hereof or such shorter period that will terminate when all the Registrable Securities covered by the Shelf Registration Statement have been sold pursuant thereto or cease to be outstanding. The Company shall use its reasonable best efforts to cause the Shelf Registration Statement and the related prospectus and any amendment or supplement thereto, as of the effective date of the Shelf Registration Statement, amendment or supplement, (i) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the Commission and (ii) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (other than with respect to information included therein in reliance upon or in conformity with written information furnished to the Company by or on behalf of any Holder specifically for use therein). The filing of the Shelf Registration Statement and the causing of the Shelf Registration Statement to be declared effective shall be at the Company’s own expense as provided in Section 1.02(c). Notwithstanding any other provision of this Agreement to the contrary, if there is (i) material non-public information regarding the Company which the Company’s Board of Directors reasonably determines to be significantly disadvantageous for the Company to disclose and which the Company is not otherwise required to disclose at such time, (ii) there is a significant business opportunity (including the acquisition or disposition of assets (other than in the ordinary course of business) or any merger, consolidation, share exchange, tender offer or other similar transaction) available to the Company which the Board reasonably determines to be significantly disadvantageous for the Company to disclose or (iii) there is any other event or condition of similar significance to the Company that the Board reasonably determines to be significantly disadvantageous for the Company to disclose and which the Company is not otherwise required to disclose at such time (each, a “Disadvantageous Condition”), and the Company’s Board of Directors shall adopt a resolution setting forth in reasonable detail the Disadvantageous Condition (giving due regard to any confidentiality or competitive considerations), then the Company shall not be required to file any amendment or supplement required to maintain the effectiveness of the Shelf Registration until the earlier of (x) 120 days following the date such resolution was adopted and (y) the date such Disadvantageous Condition no longer exists (notice of which the Company shall promptly deliver to the Holders) and upon receipt of any such notice of a Disadvantageous Condition all Holders selling securities pursuant to the Shelf Registration Statement shall discontinue use of the prospectus contained in the Shelf Registration Statement and, if so directed by the Company, each Holder shall deliver to the Company all copies, other than permanent file copies, then in such Holder’s possession, of the prospectus then covering such Registrable Securities current at the time of receipt of such notice. The Company shall use it reasonable best efforts to cause a Disadvantageous Condition to cease to apply as soon as practicable after the Company’s Board of Directors determines that a Disadvantageous Condition applies. The Company may not suspend the effectiveness or availability of the Shelf Registration Statement pursuant to this Section 1.02(a) for more than 120 consecutive days. Within 20 days after receiving a notice of a Disadvantageous Condition, the applicable Requesting Holders may withdraw any outstanding Demand Request by giving written notice thereof to the Company, and, if withdrawn, such Demand Request shall be deemed not to have been made for purposes of this Agreement.

(b) Demand Offering. Subject to Section 1.02(a), at any time commencing on the date that is 180 days after the date hereof and while the Shelf Registration Statement is effective, upon the written request (a “Demand Request”) of a Holder or Holders (“Requesting Holders”) requesting that the Company effect an underwritten offering (a “Company Funded Offering”) of Registrable Securities of such Requesting Holders representing at least the Minimum Demand Request Amount (which request shall specify the number of shares of Registrable Securities to be offered by such Requesting Holders, subject to reduction to the extent provided herein), the Company shall promptly (but in no event more than five Business Days after receipt of the applicable Demand Request) deliver written notice of such requested registration to all other Holders of Registrable Securities and shall use its reasonable best efforts to effect, as expeditiously as possible, an underwritten offering of (i) the Registrable Securities which the Company has been so requested to register by the Requesting Holders, (ii) all other Registrable Securities which the Company has been requested to register by any other Holder thereof by written request received by the Company within 15 days after the giving of such written notice by the Company (which request shall specify the number of shares of Registrable Securities to be offered by such Holder, subject to reduction as provided herein) and (iii) all shares of Company Common Stock that the Company may be required to allow to participate in such underwritten offering under the Existing Shareholder Agreement; provided, however, that (A) the Company shall not be required to effect any such underwritten offering within a period of six months after (x) the date of any other underwritten offering of Company Common Stock or (y) the effective date of any other registration or offering in which the Holders are permitted to participate pursuant to Section 1.03; and (B) the Company shall only be obligated to effect a total of two Company Funded Offerings. Each underwritten offering under this Section 1.02 shall be at the Company’s own expense as provided in Section 1.02(c). Promptly after the expiration of the 15-day period referred to in clause (ii) above, the Company shall notify all the Holders to be included in the underwritten offering of the identity of each such Holder and the number of shares of Registrable Securities requested to be included therein. The Requesting Holders may, at any time prior to the pricing of the applicable underwritten offering, revoke the applicable Demand Request, without liability (except as set forth in Section 1.02(c)) to any other Holders of Registrable Securities requested to be registered pursuant to this Section 1.02(b), by providing a written notice to the Company revoking such request.

(c) Expenses. The Company shall pay all Registration Expenses in connection with the Shelf Registration Statement and all underwritten offerings requested pursuant to Section 1.02(b) that are consummated. The Company shall not be liable for Registration Expenses in connection with an underwritten offering that shall not have been consummated due to a revocation by the Holders requesting such underwritten offering (other than pursuant to the last sentence of Section 1.02(a)) unless (i) such Holders agree that such revoked underwritten offering counts as one of the Company Funded Offerings or (ii) at the time of such revocation, the Holders shall have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information. Except as provided in the preceding sentence, the obligation to pay the Registration Expenses in connection with such revoked underwritten offering shall be due and payable by the Holders who participated in such underwritten offering or who initially requested and revoked such underwritten offering, and such expenses shall be borne by them in proportion to the number of shares of Registrable Securities requested by them to be registered.

(d) Selection of Underwriters. The Company shall have the right to select the underwriters for each Company Funded Offering; provided, however, that (i) the Holders selling a majority-in-interest of Registrable Securities to be sold in connection with the relevant registration shall have the right to select one joint lead bookrunning underwriter (but not the joint lead bookrunning underwriter that will be on the left of the cover page of any offering materials related to such registration or the stabilization agent), which joint lead bookrunning underwriter shall have participation in pricing and bookbuilding and shall be subject to the reasonable approval of the Company, and (ii) the Company shall be entitled to select no more than two additional joint lead bookrunning underwriters.

(e) Pro Rata Participation in Demand Registrations. If a majority of the joint lead bookrunning underwriters selected in accordance with Section 1.02(d) shall advise the Company that, in their good faith view (based upon prevailing market conditions), the number of securities requested to be included in such registration (including securities which the Company requests to be included) exceeds the largest number of securities which can be sold without having a significant negative effect on the price at which such securities can be sold in such offering, the Company shall include the following Company Common Stock in the following order:

(i) all Registrable Securities requested to be included in such underwritten offering pursuant to Section 1.02(b)(i) (provided, however, that if the number of Registrable Securities requested to be included in such underwritten offering pursuant to Section 1.02(b)(i) exceeds the number which the Company has been advised can be sold in such underwritten offering without having the negative effect referred to above, the number of such Registrable Securities included in such underwritten offering pursuant to this Section 1.02(e)(i) shall be that number of securities which the Company has been advised it can sell allocated pro rata among the Holders referred to in this Section 1.02(e)(i) on the basis of the shares of Registrable Securities each such Holder has requested to be included in such underwritten offering);

(ii) to the extent that the number of Registrable Securities requested to be included in such underwritten offering pursuant to Section 1.02(b)(i) is, in the aggregate, less than the number of securities which the Company has been advised can be sold in such underwritten offering without having the significant negative effect on pricing referred to above, all Registrable Securities requested to be included in such underwritten offering pursuant to Section 1.02(b)(ii) (provided, however, that if the number of Registrable Securities requested to be included in such underwritten offering pursuant to Section 1.02(b)(i), together with the Registrable Securities requested to be included in such underwritten offering pursuant to Section 1.02(b)(ii), exceeds the number which the Company has been advised can be sold in such offering without having the negative effect referred to above, the number of such Registrable Securities included in such underwritten offering pursuant to this Section 1.02(e)(ii) shall be that number of securities which the Company has been advised it can sell in excess of the number of Registrable Securities being included in such underwritten offering pursuant to Section 1.02(b)(i), allocated pro rata among the other Holders referred to in this Section 1.02(e)(ii) on the basis of the shares of Registrable Securities each such other Holder has requested to be included in such underwritten offering);

(iii) to the extent that the number of Registrable Securities requested to be included in such underwritten offering pursuant to Sections 1.02(b)(i) and 1.02(b)(ii) is, in the aggregate, less than the number of securities which the Company has been advised can be sold in such underwritten offering without having the significant negative effect on pricing referred to above, all Company Common Stock requested to be included in such underwritten offering pursuant to the Existing Shareholders Agreement (provided, however, that if the number of Registrable Securities requested to be included in such underwritten offering pursuant to Sections 1.02(b)(i) and 1.02(b)(ii), together with the Company Common Stock requested to be included in such underwritten offering pursuant to the Existing Shareholders Agreement, exceeds the number which the Company has been advised can be sold in such offering without having the negative effect referred to above, the number of such Company Common Stock included in such underwritten offering pursuant to the Existing Shareholders Agreement shall be that number of securities which the Company has been advised it can sell in excess of the number of Registrable Securities being included in such underwritten offering pursuant to Sections 1.02(b)(i) and 1.02(b)(ii), allocated in accordance with the terms of the Existing Shareholders Agreement); and

(iv) to the extent that the number of Registrable Securities and Company Common Stock requested to be included in such underwritten offering pursuant to Sections 1.02(b)(i) and 1.02(b)(ii) and the Existing Shareholders Agreement is, in the aggregate, less than the number of securities which the Company has been advised can be sold in such underwritten offering without having the significant negative effect on pricing referred to above, any equity securities proposed to be sold by the Company (provided, however, that if the number of securities proposed to be sold by the Company, together with the number of Registrable Securities and Company Common Stock to be included in such underwritten offering pursuant to Sections 1.02(b)(i) and 1.02(b)(ii) and the Existing Shareholders Agreement, exceeds the number which the Company has been advised can be sold in such offering without having the negative effect referred to above, the number of such securities included in such underwritten offering pursuant to this Section 1.02(e)(iv) shall be that number of securities which the Company has been advised it can sell in excess of the number of Registrable Securities and Company Common Stock included in such underwritten offering pursuant to Sections 1.02(b)(i) and 1.02(b)(ii) and the Existing Shareholders Agreement).

SECTION 1.03. Certain Piggyback Registration Rights. (a) General. If, at any time on or prior to the second anniversary of the date hereof, the Company at any time proposes to register any of its equity securities (the “Priority Securities”) under the Securities Act (other than a registration (i) on Form S-8 or S-4 or any successor or similar forms, (ii) relating to equity securities issuable upon exercise of employee stock or similar options or in connection with any employee benefit or similar plan of the Company, (iii) in connection with an acquisition by the Company of another entity or (iv) pursuant to a registration under Section 1.02), whether or not for sale for its own account

(but not for the account of any Holder of Registrable Securities), in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it shall each such time, subject to the provisions of Section 1.03(b), give written notice to all Holders of record of Registrable Securities of its intention to do so and of such Holders’ rights under this Section 1.03 at least 10 days prior to the anticipated filing date of the registration statement relating to such registration. Such notice shall offer all such Holders the opportunity to include in such registration statement such number of Registrable Securities as each such Holder may request. Upon the written request of any such Holder made within 10 days after the receipt of the Company’s notice (which request shall specify the number of Registrable Securities intended to be disposed of by such Holder, subject to reduction as provided herein, and the intended method of disposition thereof), the Company shall use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Holders thereof, to the extent required to permit the disposition (in accordance with such intended methods thereof) of the Registrable Securities so to be registered; provided, however, that (A) if such registration involves an underwritten offering, all Holders of Registrable Securities requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company or the original selling holders for whose account the registration has been made and (B) if, at any time after giving written notice of its intention to register any securities pursuant to this Section 1.03(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give written notice to all Holders of Registrable Securities and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (without prejudice, however, to rights of Holders under Section 1.02). If a registration pursuant to this Section 1.03(a) involves an underwritten public offering, any Holder of Registrable Securities requesting to be included in such registration may elect, in writing prior to the effective date of the registration statement filed in connection with such registration, not to register such securities in connection with such registration. No registration effected under this Section 1.03 shall relieve the Company of its obligations under Section 1.02. The Company shall pay all Registration Expenses in connection with each registration of Registrable Securities pursuant to this Section 1.03. Nothing contained in this Section 1.03 shall create any liability on the part of the Company to the Holders if the Company should for any reason decide not to file a registration statement for which piggyback registration rights are available or withdraw such registration statement subsequent to its filing, regardless of any action Holders may have taken, whether as a result of the issuance by the Company of any notice hereunder or otherwise.

(b) Priority in Piggyback Registrations. If a registration pursuant to this Section 1.03 involves an underwritten offering and a majority of the joint lead bookrunning underwriters shall advise the Company that, in their good faith view (based primarily upon prevailing market conditions), the number of securities (including all Registrable Securities) which the Company, the Holders and any other Persons intend to include in such registration exceeds the largest number of securities which can be sold without having a significant negative effect on the price at which such securities can be sold in such offering, the Company will include in such registration in the following order:

(i) all Registrable Securities requested to be included in such underwritten offering by the Holders pursuant to Section 1.03(a) and all Company Common Stock requested to be included in such underwritten offering pursuant to the Existing Shareholders Agreement (provided, however, that if the number of Registrable Securities requested to be included in such underwritten offering by the Holders pursuant to Section 1.03(a) and the Company Common Stock requested to be included in such underwritten offering pursuant to the Existing Shareholders Agreement exceeds the number which the Company has been advised can be sold in such underwritten offering without having the negative effect referred to above, the number of such Registrable Securities requested to be included in such underwritten offering by the Holders pursuant to Section 1.03(a) and the number of Company Common Stock requested to be included in such underwritten offering pursuant to the Existing Shareholders Agreement shall be allocated pro rata among all such requesting Holders and such requesting holders of Company Common Stock on the basis of the number of Registrable Securities and Company Common Stock each such other Holder or holder, respectively, has requested to be included in such underwritten offering); and

(ii) to the extent that the number of Registrable Securities and Company Common Stock requested to be included in such underwritten offering pursuant to Section 1.03(a) and the Existing Shareholders Agreement, respectively, is, in the aggregate, less than the number of securities which the Company has been advised can be sold in such underwritten offering without having the significant negative effect on pricing referred to above, all the Priority Securities (including any to be sold for the Company’s own account or for other holders of Priority Securities (other than for the account of any Holders)) (provided, however, that if the number of Registrable Securities and Company Common Stock requested to be included in such underwritten offering pursuant to Section 1.03(a) and the Existing Shareholders Agreement, together with the number of Priority Securities to be included in such underwritten offering pursuant to this clause (ii), exceeds the number which the Company has been advised can be sold in such offering without having the negative effect referred to above, the number of such Priority Securities to be included in such underwritten offering shall be allocated pro rata among all holders of Priority Securities on the basis of the number of Priority Securities each such holder has requested to be included in such underwritten offering).

SECTION 1.04. Procedures. (a) If and whenever the Company is required to use its reasonable best efforts to effect or cause the registration under the Securities Act as provided in this Agreement of any Registrable Securities, the Company shall, as expeditiously as possible:

(1) notify each Holder of Registrable Securities covered by such registration statement when such registration statement or any amendment thereto has been filed or becomes effective;

(2) notify each Holder of Registrable Securities covered by such registration statement of any notice from the SEC that there will be a review of such registration statement and promptly provide such Holders with a copy of any SEC comments received by the Company in connection therewith;

(3) furnish, without charge, to each Holder and each underwriter, if any, of Registrable Securities covered by such registration statement such number of copies of such registration statement, each amendment and supplement thereto, and the prospectus included in such registration statement (including each preliminary prospectus), in conformity with the requirements of the Securities Act, and such other documents as such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder;

(4) use its reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as any underwriter of Registrable Securities covered by such registration statement reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable each Holder and each underwriter to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (4), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction in which it is not already subject to service of process;

(5) use its reasonable best efforts to cause the Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Holder or Holders thereof to consummate the disposition of such Registrable Securities;

(6) immediately notify each of the joint lead bookrunning underwriters, if any, and each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event which comes to the Company’s attention if as a result of such event the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company shall promptly prepare and file with the SEC such amendment or supplement to such registration statement or prospectus and furnish to such Holder a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(7) enter into such customary agreements (including an underwriting agreement in customary form) and take all such other actions as the underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary indemnification;

(8) make available for inspection by any underwriter participating in any underwritten offering of Registrable Securities pursuant to Section 1.02, and any attorney, accountant or other agent retained by any such underwriter (collectively, the “Inspectors”), those financial and other records, organizational documents and properties of the Company and its controlled entities (collectively, “Records”), and cause the Company’s and its controlled entities’ officers, directors and employees to supply that information and respond to those inquiries reasonably requested by any such Inspector in connection with such registration statement, in each case under this paragraph (8) only to the extent reasonably necessary, as mutually determined by the Company and the applicable underwriters, to enable such underwriters to conduct their due diligence investigation;

(9) use its reasonable best efforts to furnish to any underwriter participating in any underwritten offering pursuant to Section 1.02 a signed counterpart of a “cold comfort” letter from the Company’s independent public accountants who have audited the Company’s financial statements included or incorporated by reference in such registration statement (and prospectus included therein), in customary form and covering such matter of the type customarily covered by “cold comfort” letters delivered in connection with underwritten public offerings of securities as the underwriters reasonably request (and dated the dates such comfort letters are customarily dated);

(10) use its reasonable best efforts to furnish to each underwriter participating in any underwritten offering pursuant to Section 1.02 a signed counterpart of an opinion and negative assurance letter of counsel from the Company’s outside counsel in customary form and covering such matters of the type customarily covered in opinions and negative assurance letters of counsel delivered in connection with underwritten public offerings of securities;

(11) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings with the NASD; and

(12) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC.

(b) It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Agreement in respect of the Registrable Securities which are to be registered or offered for the benefit of any Holder thereof that such Holder shall furnish to the Company such information regarding the Registrable Securities held by such Holder and the intended method of disposition thereof as the Company shall reasonably request and as shall be reasonably required in connection with the action taken by the Company.

(c) Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 1.04(a)(6), such Holder shall discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 1.04(a)(6), and, if so directed by the Company, such Holder shall deliver to the Company all copies (including any and all drafts), other than permanent file copies, then in such Holder’s possession, of the prospectus covering such Registrable Securities, current at the time of receipt of such notice.

SECTION 1.05. Holdback Agreements. (a) With respect to any underwritten public offering of Registrable Securities pursuant to this Agreement, each Holder of Registrable Securities agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144, or any successor provision, under the Securities Act, of any Registrable Securities and not to effect any such public sale or distribution of any other equity security of the Company or of any security convertible into or exchangeable or exercisable for any equity security of the Company or publicly announce an intention to do any of the foregoing (in each case, other than as part of such underwritten public offering) during the seven days prior to, and during the 90-day period which begins on the effective date of such registration statement, or, in the case of any underwritten offering under the Shelf Registration Statement, the closing date of such underwritten offering (which 90-day period shall be tolled to the extent of any blackouts upon the good faith declaration of any Disadvantageous Conditions in accordance with Section 1.02(a)) (except as part of such registration), and agrees further to enter into a customary lock-up with the underwriters of such offering; provided, however, that such Holder of Registrable Securities has received written notice of such registration at least 15 days prior to the anticipated beginning of the seven-day period referred to above.

(b) With respect to any underwritten public offering of Registrable Securities pursuant to this Agreement, the Company agrees not to effect any public sale or distribution of any of its equity securities or of any security convertible into or exchangeable or exercisable for any equity security of the Company (other than any such sale or distribution of such securities in connection with any merger or consolidation by the Company or any subsidiary of the Company or the acquisition by the Company or a subsidiary of the Company of the capital stock or substantially all the assets of any other Person or in connection with an employee stock ownership or other benefit plan) during the seven days prior to, and during the 90-day period which begins on, the effective date of such registration statement or, in the case of any underwritten offering under the Shelf Registration Statement, the closing date of such underwritten offering (which 90-day period shall be tolled to the extent of any blackouts upon the good faith declaration of any Disadvantageous Conditions in accordance with Section 1.02(a)) (except as part of such registration) and agrees further to enter into a customary lock-up with the underwriters of such offering.

(c) During the term of this Agreement, each certificate evidencing Registrable Securities held of record or beneficially owned by a Holder shall bear the following legend:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND TRANSFERABLE ONLY UPON COMPLIANCE WITH THE PROVISIONS OF A REGISTRATION RIGHTS AGREEMENT, DATED AS OF AUGUST 17, 2007, AMONG VERASUN ENERGY CORPORATION AND THE STOCKHOLDERS PARTY THERETO, AS AMENDED FROM TIME TO TIME. A COPY OF SUCH REGISTRATION RIGHTS AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF VERASUN ENERGY CORPORATION AT 100 22ND AVENUE, BROOKINGS, SOUTH DAKOTA 57006.”

(d) Upon a Person ceasing to have rights and obligations under this Agreement pursuant to the terms hereof or upon termination of this Agreement, such Person may surrender to the Company any certificates held of record by such Person and bearing the legend set forth in Section 1.05(c), and upon surrender of such certificates, the Company shall reissue such certificates without such legend.

SECTION 1.06. Indemnification and Contribution. (a) To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Person who participates as an underwriter (any such Person being an “Underwriter”), each Holder of Registrable Securities to be sold in connection with the relevant registration (each such Holder being a “Seller”) and their respective partners, directors, officers and employees and each Person, if any, who controls any Seller or Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows:

(i) against any and all losses, liabilities, claims, damages, judgments and reasonable expenses whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any registration statement (or any amendment thereto)

relating to such registration, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) relating to such registration, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all losses, liabilities, claims, damages, judgments and reasonable expenses whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or of any other claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company; and

(iii) against any and all reasonable expense whatsoever, as incurred (including, subject to Section 1.06(c), fees and disbursements of counsel) incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not such Person is a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

provided, however, that this indemnity agreement does not apply to any Seller or Underwriter with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission (A) made in reliance upon and in conformity with written information furnished to the Company by such Seller or Underwriter expressly for use in a registration statement (or any amendment thereto) or any related prospectus (or any amendment or supplement thereto) or (B) if such untrue statement or omission or alleged untrue statement or omission was corrected in an amended or supplemented registration statement or prospectus and the Company had furnished copies thereof to the Underwriter or Seller from which the Person asserting such loss, liability, claim, damage, judgment or expense purchased the securities that are the subject thereof on a timely basis prior to the applicable investment decision.

(b) Each Seller shall severally indemnify and hold harmless the Company, each Underwriter and the other Sellers, and each of their respective partners, directors, officers and employees (including each director and officer of the Company who signed the relevant registration statement) and each Person, if any, who controls the

Company, any Underwriter or any other Seller within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all losses, liabilities, claims, damages, judgments and expenses described in the indemnity contained in Section 1.06(a) (provided, however, that any settlement of the type described therein is effected with the written consent of such Seller) as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in a registration statement or any related prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such Seller expressly for use in such registration statement (or any amendment thereto) or such prospectus (or any amendment or supplement thereto); provided, however, that an indemnifying Seller shall not be required to provide indemnification in any amount in excess of the amount by which (x) the total price at which the securities sold by such indemnifying Seller and its affiliated indemnifying Sellers and distributed to the public were offered to the public (net of discounts and commissions paid by the indemnifying Seller in connection with such offering) exceeds (y) the amount of any damages which such indemnifying Seller has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Company shall be entitled, to the extent customary, to receive indemnification and contribution from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such Persons specifically for inclusion in any prospectus or registration statement.

(c) Each indemnified party or parties shall give reasonably prompt notice to each indemnifying party or parties of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party or parties shall not relieve it or them from any liability which it or they may have under this indemnity agreement, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. If the indemnifying party or parties so elects within a reasonable time after receipt of such notice, the indemnifying party or parties may assume the defense of such action or proceeding at such indemnifying party’s or parties’ expense with counsel chosen by the indemnifying party or parties and approved by the indemnified party defendant in such action or proceeding, which approval shall not be unreasonably withheld; provided, however, that, if such indemnified party or parties reasonably determine that a conflict of interest exists and that therefore it is advisable for such indemnified party or parties to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to it or them which are different from or in addition to those available to the indemnifying party, then the indemnifying party or parties shall not be entitled to assume such defense and the indemnified party or parties shall be entitled to separate counsel (limited in each jurisdiction to one counsel for all Underwriters and another counsel for all other indemnified parties under this Agreement) at the indemnifying party’s or parties’ expense. The indemnified party or parties shall have the right to engage separate counsel and participate in the defense of any action, but, except as stated above, the fees and expenses of such counsel shall be the expense of such indemnified party or parties. If any indemnifying party or parties are not so entitled to assume the defense of such action or do not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the indemnifying party or parties will pay the reasonable fees and expenses of counsel for the indemnified party or parties (limited in each jurisdiction to one counsel for all Underwriters and another counsel for all other indemnified parties under this Agreement). In such event, however, no indemnifying party or parties will be liable for any settlement effected without the written consent of such indemnifying party or parties (which consent shall not be unreasonably withheld or delayed); provided, however, that if at any time the indemnified party or parties shall have requested the indemnifying party or parties to reimburse the indemnified party or parties for fees and expenses of counsel as contemplated by this paragraph, the indemnifying party or parties shall be liable for any settlement of any proceeding effected without the written consent of such indemnifying party or parties if (x) such settlement is entered into more than 15 business days after receipt by such indemnifying party or parties of the aforesaid request accompanied by supporting documents reasonably satisfactory to the indemnifying party or parties and (y) such indemnifying party or parties shall not have reimbursed the indemnified party or parties in accordance with such request prior to the date of such settlement. No indemnifying party or parties shall, without the prior written consent of the indemnified party or parties, effect any settlement of any action in respect of which any indemnified party or parties is a party, unless such settlement includes an unconditional release of such indemnified party or parties from all liability on claims that are the subject matter of such action. If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, such indemnifying party or parties shall not, except as otherwise provided in this subsection (c), be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action or proceeding.

(d) (i) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this Section 1.06 is for any reason held to be unenforceable by the indemnified parties although applicable in accordance with its terms in respect of any losses, liabilities, claims, damages, judgments and expenses suffered by an indemnified party referred to therein, each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, liabilities, claims, damages, judgments and expenses in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the liable Sellers or Underwriters (including, in each case, that of their respective officers, directors, employees and agents), as the case may be, on the other in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages, judgments or expenses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the liable Sellers or Underwriters (including, in each case, that of their respective officers, directors, employees and agents), as the case may be, on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or by or on behalf of the Sellers or Underwriters, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, liabilities, claims, damages, judgments and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 1.06(c), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

(ii) The Company and each Seller agree that it would not be just and equitable if contribution pursuant to this Section 1.06 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in sub-paragraph (i) above. Notwithstanding anything in this Section 1.06(d) to the contrary, in the case of distributions to the public, an indemnifying Seller shall not be required to contribute any amount in excess of the amount by which (A) the total price at which the securities sold by such indemnifying Seller and its affiliated indemnifying Sellers and distributed to the public were offered to the public (net of discounts and commissions paid by the indemnifying Seller in connection with such offering) exceeds (B) the amount of any damages which such indemnifying Seller has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(iii) For purposes of this Section, each Person, if any, who controls a Seller or an Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as such Seller or Underwriter; and each director of the Company, each officer of the Company who signed the relevant registration statement, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Company.

SECTION 1.07. Miscellaneous.

(a) Current Public Information. The Company shall use its reasonable best efforts to make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times during the term of this Agreement.

(b) Maintenance of NYSE Listing. At all times during the term of this Agreement, the Company shall use its reasonable best efforts to maintain the Company’s listing on the NYSE; provided, that if the Company is delisted from NYSE for any reason, it will use it reasonable best efforts to secure the listing of the Company’s Common Stock for trading on the best available exchange or automated quotation system, as reasonably determined by the Company, as soon as practicable thereafter.

(c) Listing of Registrable Securities. In compliance with the rules and requirements of the NYSE, the Company shall file an additional listing application with the NYSE covering the Registrable Securities.

(d) No Inconsistent Agreements. Neither the Company nor the Holders have, as of the date hereof, entered into, nor shall they, on or after the date hereof, enter into, any agreement with respect to the Registrable Securities that is inconsistent with the rights granted to the Holders herein or otherwise conflicts with the provisions hereof.

(e) Complete Agreement. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supercede all prior agreements and understandings, whether written or oral, between or among the parties with respect to such subject matter.

(f) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, qualified, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the prior written consent of the Company and Holders of a majority-in-interest of the Registrable Securities; provided, however, that no amendment shall affect any rights or obligations of a Holder without the consent of such Holder.

(g) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail or air courier guaranteeing overnight delivery:

(i) if to a Holder, at the most current address indicated for such Holder in the Company’s stock transfer records;

(ii) if to the Company, at:

VeraSun Energy Corporation

100 22nd Avenue

Brookings, SD 57006

Attn: General Counsel

with a copy to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019

Attention: Faiza J. Saeed, Esq.

All such notices and communications shall be deemed to have been duly given when received.

The Holders or the Company by notice to the other parties may designate additional or different addresses for subsequent notices or communications.

(h) Successors and Assigns. This Agreement shall be binding on and inure to the benefit of and be enforceable by the parties hereto and, with respect to the Company, its successors and assigns.

(i) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(j) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(k) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to applicable principles of conflicts of laws, except to the extent the substantive laws of the State of Delaware are mandatorily applicable under Delaware law.

(l) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected thereby, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law.

(m) No Third Party Beneficiaries. Except as provided in Section 1.06, this Agreement is not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any Person other than the parties hereto.

(n) Submission to Jurisdiction; Waivers. With respect to any suit, action or proceeding relating to this Agreement (collectively, a “Proceeding”), each party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the State of New York and the State of Delaware and any court of the United States located in the Borough of Manhattan in New York City or the State of Delaware; (b) waives any objection which such party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party; (c) consents to the service of process at the address set forth for notices in Section 1.07(g) herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable law; and (d) waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Proceeding.

(o) Enforcement. (i) Each party hereto acknowledges that the other parties would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements of any of the other parties to this Agreement were not performed in accordance with its terms, and it is therefore agreed that each party hereto, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach and enforcing specifically the terms and provisions hereof, and each party hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

(ii) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

[signature pages follow]

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

VERASUN ENERGY CORPORATION,

by	/s/ Donald L. Endres
Name:	Donald L. Endres
Title:	CEO

[Registration Rights Agreement Signature Page]

CARGILL BIOFUELS INVESTMENTS, LLC

by	/s/ Patrick C. Bennett
Name:	Patrick C. Bennett
Title:	President

D.E. SHAW SYNOPTIC PORTFOLIOS 5, LLC

by	/s/ Robert T. Ladd
Name:	Robert T. Ladd
Title:	Authorized Signatory

ASCAB, LLC

by	/s/ Kevin W. Kuykendall
Name:	Kevin W. Kuykendall
Title:	Vice President

USRG ASA, LLC

by	/s/ Anthony Lent
Name:	Anthony Lent
Title:	Manager

FDC ETHANOL, LLC

by	/s/ Ron Fagen
Name:	Ron Fagen
Title:	President

ASALLIANCES HOLDINGS, L.P.
by:	ASAH GP, LLC

by	/s/ David N. Black
Name:	David N. Black
Title:	President

MIDWEST FIRST FINANCIAL, INC.

by	/s/ William B. Prerton
Name:	William B. Prerton
Title:	President